Exhibit 11

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                                                                                           AMEN PROPERTIES, INC.
                                                                                EXHIBIT 11. COMPUTATON OF EARNINGS PER SHARE



                                                                                     For the Twelve             For the Twelve
                                                                                      Months Ended                Months Ended
                                                                                    December 31, 2004           December 31, 2003

                                                   Current
                                         Grant     Period      Year to Date   Basic       Diluted         Basic         Diluted
                             Total       Purch.     Days         Days        Weighted     Weighted       Weighted       Weighted
                             Shares      Date     Outstanding  Outstanding    Shares       Shares         Shares         Shares
                             ------      ----     -----------  -----------    ------       ------         ------         ------
Common Stock               1,992,056    12/31/03    366          366       729,092,496    729,092,496    727,100,440   727,100,440
Common Stock
   Dividend                  209,300    03/31/03    366          366        76,603,800     76,603,800     43,534,400    43,534,400
Preferred A
   Stock - Convertible       616,447    09/29/00    366          366                 -    225,619,602              -   225,003,155
Preferred B
   Stock - Convertible       233,317    01/09/02    366          366                 -     85,394,022              -    85,160,705


                           ---------                                       ------------  ------------  ------------- -------------
End of period              3,051,120                                       805,696,296  1,116,709,920   770,634,840  1,080,798,700
 Days Outstanding from
 Beginning of Period                                                               366            366           365            365
----------------------                                                     ------------  ------------  ------------- -------------

Weighted average number
 of common shares
 outstanding                                                                 2,201,356      3,051,120     2,111,328      2,961,092

Net income / (loss)
 from continuing
 operations                                                                    801,255        801,255       391,829        391,829
                                                                           ------------  ------------  ------------- -------------

Net income (loss) per
 share: basic and diluted                                                         0.36           0.26          0.19           0.13
                                                                           ------------  ------------  ------------- -------------

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